Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 22, 2024

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2024

Andover, Mass., October 22, 2024 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter ended September 30, 2024. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the third quarter ended September 30, 2024 totaled $93.2 million, a 13.6% decrease from $107.8 million for the corresponding period a year ago, and an 8.5% sequential increase from $85.9 million in the second quarter of 2024.

Gross margin decreased to $45.7 million for the third quarter of 2024, compared to $55.9 million for the corresponding period a year ago but increased from $42.8 million for the second quarter of 2024. Gross margin, as a percentage of revenue, decreased to 49.1% for the third quarter of 2024, compared to 51.8% for the corresponding period a year ago and 49.8% for the second quarter of 2024. Operating expenses increased to $40.4 million for the third quarter of 2024, compared to $40.2 million for the corresponding period a year ago, and decreased sequentially from $42.6 million for the second quarter of 2024.

Net income for the third quarter was $11.6 million, or $0.26 per diluted share, compared to net income of $16.6 million or $0.37 per diluted share, for the corresponding period a year ago and net loss of $(1.2) million, or $(0.03) per diluted share, for the second quarter of 2024.

Cash flow from operations totaled $22.6 million for the third quarter, compared to cash flow from operations of $23.8 million for the corresponding period a year ago, and cash flow from operations of $15.6 million in the second quarter of 2024. Capital expenditures for the third quarter totaled $8.4 million, compared to $7.7 million for the corresponding period a year ago and $6.1 million for the second quarter of 2024. Cash and cash equivalents as of September 30, 2024 increased 6.2% sequentially to approximately $267.6 million compared to approximately $251.9 million as of June 30, 2024.

Backlog for the third quarter ended September 30, 2024 totaled $150.6 million, a 13.8% decrease from $174.7 million for the corresponding period a year ago, and 2.1% sequential decrease from $153.8 million at the end of the second quarter of 2024.

Commenting on third quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Revenues and cash flow improved in Q3 while gross margins were impacted primarily by product mix. We are close to initial deliveries of 2nd generation, high density VPD systems for leading AI applications with current multipliers achieving superior density, bandwidth and signal integrity. Vicor’s VPD will enable AI processors setting new standards for compute performance and power system efficiency.”

“We are off to a good start asserting our Intellectual Property against unscrupulous actors playing a game of “catch me if you can”. As indicated in a recent Initial Determination from the International Trade Commission (“ITC”), contract manufacturers may be precluded from importing computing systems using infringing modules. Redesigned modules, or discrete alternatives, may still infringe and OEMs condoning infringement are taking chances with their supply chain. Leaders in Artificial Intelligence licensing Vicor IP are wisely securing a resilient supply chain of enabling power system solutions.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 22, 2024 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 5:00 p.m. on October 22, 2024. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2023, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	SEPT 30, 2024	SEPT 30, 2023	SEPT 30, 2024	SEPT 30, 2023
Net revenues	$93,166	$107,844	$262,892	$312,407
Cost of revenues	47,422	51,966	129,254	154,822

Gross margin	45,744	55,878	133,638	157,585

Operating expenses:
Selling, general and administrative	23,398	22,422	72,715	63,020
Research and development	16,960	17,752	51,938	50,556
Litigation-contingency expense	—	—	19,500	—

Total operating expenses	40,358	40,174	144,153	113,576

Income (loss) from operations	5,386	15,704	(10,515)	44,009
Other income (expense), net	3,713	1,917	9,244	5,643

Income (loss) before income taxes	9,099	17,621	(1,271)	49,652
Less: (Benefit) provision for income taxes	(2,455)	1,038	2,832	4,716

Consolidated net income (loss)	11,554	16,583	(4,103)	44,936
Less: Net income attributable to noncontrolling interest	2	1	14	9

Net income (loss) attributable to Vicor Corporation	$11,552	$16,582	($4,117)	$44,927

Net income (loss) per share attributable to Vicor Corporation:
Basic	$0.26	$0.37	($0.09)	$1.01
Diluted	$0.26	$0.37	($0.09)	$1.00

Shares outstanding:
Basic	45,117	44,433	44,829	44,275
Diluted	45,174	45,187	44,829	45,000

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30, 2024 (Unaudited)	DEC 31, 2023 (Unaudited)
Assets

Current assets:
Cash and cash equivalents	$267,605	$242,219
Accounts receivable, net	58,525	52,631
Inventories	105,761	106,579
Other current assets	18,933	18,937

Total current assets	450,824	420,366
Long-term deferred tax assets	288	296
Long-term investment, net	2,640	2,530
Property, plant and equipment, net	158,779	157,689
Other assets	20,231	14,006

Total assets	$632,762	$594,887

Liabilities and Equity

Current liabilities:
Accounts payable	$15,724	$12,100
Accrued compensation and benefits	12,449	11,227
Accrued expenses	6,429	5,093
Accrued litigation	26,550	6,500
Sales allowances	2,640	3,482
Short-term lease liabilities	1,739	1,864
Income taxes payable	642	746
Short-term deferred revenue and customer prepayments	4,198	3,157

Total current liabilities	70,371	44,169
Long-term deferred revenue	—	1,020
Long-term income taxes payable	1,916	2,228
Long-term lease liabilities	5,605	6,364

Total liabilities	77,892	53,781

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	402,687	384,395
Retained earnings	292,557	296,674
Accumulated other comprehensive loss	(1,198)	(1,273)
Treasury stock	(139,424)	(138,927)

Total Vicor Corporation stockholders’ equity	554,622	540,869
Noncontrolling interest	248	237

Total equity	554,870	541,106

Total liabilities and equity	$632,762	$594,887